SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act
                                    of 1934.

                         Commission File Number: 1-4434

                                 GIANT FOOD INC.
               (Exact name of registrant as specified in charter)

                                6300 Sheriff Road
                                 Department 593
                            Landover, Maryland 20785
                                 (301) 341-4100
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

        Class A Common Stock (Non-Voting) Par Value $1.00 (Title of each class of securities covered by this Form)

                                      None
                ................................................
 (Titles of all other classes of Securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate of suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [   ]      Rule 12h-3(b)(1)(ii)      [   ]
   Rule 12g-4(a)(1)(ii)      [   ]      Rule 12h-3(b)(2)(i)       [   ]
   Rule 12g-4(a)(2)(i)       [   ]      Rule 12h-3(b)(2)(ii)      [   ]
   Rule 12g-4(a)(2)(ii)      [   ]      Rule 15d-6                [   ]
   Rule 12h-3(b)(1)(i)       [X]

     Approximate  number of holders as of the  certification or notice date: One
(1)

     Pursuant to the requirements of the Securities Exchange Act of 1934 Giant Food Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: December 22, 1998    BY:  /s/ David W. Rutstein
                                David W. Rutstein
                                Senior Vice President and General Counsel



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